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                                                                    EXHIBIT 99.1

                             P R E S S  R E L E A S E

FOR IMMEDIATE RELEASE:                             CONTACT: David S. Hickman
July 23, 2004                                               United Bancorp, Inc.
                                                            517-423-1700


                              UNITED BANCORP, INC.

         TECUMSEH, Mich. -- United Bancorp, Inc. reports its best ever second quarter. Net income for the quarter reached $1,761,281 which is 2.9% ahead of the second quarter of 2003. For the first six months of this year net income was $3,467,094, which is the approximate same level as a year ago.

         United's steady growth continued, as assets under management reached $1.678 billion as of June 30th, an increase of $85.9 million so far this year. Its loan portfolio increased by $29.9 million, deposits increased by $18.1 million, and its Trust & Investment Group assets under management rose by $47.7 million.

         With interest rates at 40 year lows, United has continued to struggle with shrinking interest margins that affected its net interest income. For the first six months of this year, net interest income was only 1.4% above the prior period, which does not match the growth in its earning assets. The Federal Reserve increased short term interest rates by 25 basis points on June 30th, and United expects them to increase rates by another 50 basis points during the balance of the year. Each of our banks is asset sensitive, which means that we have more assets repricing than liabilities, thus an interest rate increase will help margins in the second half.

         United experienced mixed results with its non interest income. During the first six months of 2004 income from sales and servicing of residential mortgages declined by $933,000. However, strong results in other non interest income categories offset $710,000 of this decline. Its Trust & Investment income was 25% higher than a year ago, with income from the sale of non deposit products increasing by 41.3% and other income rising by 98.2%.

         United Bancorp, Inc. is a financial holding company that is the parent company for United Bank & Trust and United Bank & Trust -- Washtenaw. The subsidiary banks operate 17 banking offices in Lenawee, Washtenaw and Monroe Counties.

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